CONSENT OF NETHERLAND, SEWELL & ASSOCIATES, INC.

    To the Board of Directors of Forcenergy Inc:

        We hereby consent to the incorporation by reference in the Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (File No. 33-80919) of Forcenergy Inc (the "Company"), of our reports dated March 4, 1998, March 3, 1997 and March 1, 1996, of the estimates of net proved oil and natural gas reserves of Forcenergy Inc, and their present values, as of January 1, 1998, 1997 and 1996, included in this Annual Report on Form 10-K for the year ended December 31, 1997.



                                           NETHERLAND, SEWELL & ASSOCIATES, INC.



                                                 By:   /s/ Danny D. Simmons
                                                     ---------------------------
                                                        Danny D. Simmons
                                                        Senior Vice President


    Houston, Texas
    June 10, 1998